Exhibit 23.2

CONSENT OF COUNSEL

We consent to the references to our firm under the captions “Income Tax Aspects,” “Legal Matters” and “Experts” in this Form S-1 Registration Statement as filed with the United States Securities and Exchange Commission on October 29, 2003 and the related Prospectus for Citigroup Diversified Futures Fund L.P.

October 29, 2003

/s/ Willkie Farr & Gallagher LLP